Exhibit 10.2

PROMISSORY NOTE
$750,000.00	October 12, 2005 Sarasota, Florida

          FOR VALUE RECEIVED, the undersigned, Teltronics, Inc. (the "Company"), a Delaware corporation (the "Maker"), hereby promises to pay to the order of Tri-Link Technologies Inc., a corporation incorporated under the laws of Canada, or its assigns (the "Payee"), at 5th Floor, 1199 West Hastings, Vancouver, British Columbia V6E 3T5 Canada, or at such other address as the Payee may from time to time designate in writing to the Maker, in lawful money of the United States of America, the principal sum of Seven Hundred and Fifty Thousand Dollars ($750,000.00), together with simple interest thereon at the annual rate of eight percent on the principal amount of the Note from time to time outstanding. This Note is being delivered by the Maker in renewal and extension of certain indebtedness outstanding under that certain promissory note, dated June 4, 2003, in the original principal amount of $2,250,000, as revised on October 31, 2003 (the "Original Note"). This Note amends and restates the Original Note in its entirety and all of the terms and provisions hereof shall supersede the terms and provisions thereof.

          1.       Payments.   Accrued interest on this Note shall be due and payable monthly in arrears to Payee on the last day of each calendar month commencing on November 30, 2005, until the entire principal amount of this Note is paid in full. The principal amount of this Note shall be due and payable in monthly installments of $20,833.33 on the last day of each calendar month commencing on November 30, 2005, with the entire remaining unpaid principal amount of this Note due and payable in full on October 31, 2008.

          2.       Prepayments.   This Note may be prepaid, in whole or in part, at any time without premium or penalty.

          3.       Default; Remedies Upon Default.

                     (a)      Default. The occurrence of any one or more of the following events shall constitute an event of default (each an "Event of Default") hereunder:

                                (i)        if the Maker makes an assignment for the benefit of creditors;

                                (ii)       if there shall be filed by the Maker or against the Maker (except by the Payee) any petition for any relief under the bankruptcy laws of the United States now or hereafter in effect or any proceeding shall be commenced (except by the Payee) with respect to Maker under any insolvency, readjustment of debt, reorganization, dissolution, liquidation or similar law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity), provided that in the case of any involuntary filing or the commencement of any involuntary proceeding against Maker such proceeding or petition shall have continued undismissed and unvacated for 90 days; or

                                (iii)      if the Maker defaults on its obligation to make any payment of principal and interest with respect to the indebtedness owed by the Maker to the Payee pursuant to this Note and such default is not cured within 60 days.

                     (b)      Remedies Upon Default.   If any Event of Default shall occur for any reason, then and in any such event, in addition to all rights and remedies of the Payee under applicable law or otherwise, all such rights and remedies being cumulative, not exclusive and enforceable alternatively, successively and concurrently, the Payee may, in writing, at its option, declare any or all amounts owing under this Note to be due and payable, whereupon the then unpaid balance hereof, together with all accrued and unpaid interest thereon, shall become due and payable 30 days after such declaration by Payee and the annual interest rate payable on this Note shall be increased from the date of the Event of Default to fifteen percent.

           4.      Attorneys' Fees.   In any proceeding to enforce or concerning this Note, in addition to any other relief that the prevailing party may be entitled to, the prevailing party shall be entitled to recover their reasonable attorneys' fees and costs at the trial and appellate levels, including, without limitation, any attorneys' fees and costs incurred in collecting this Note and litigating the entitlement to and amount of such attorneys' fees and costs.

          5.      Notice.   The Maker hereby severally waives demand, protest, presentment and notice of maturity, non-payment or protest and any and all requirements necessary to hold the Maker liable as a Maker of this Note.

          6.      Security Interest.   The payment and performance of all of the obligations of the Maker under this Note are secured under a Security Agreement between Maker and Payee of even date herewith.

          7.      Waiver.   The waiver by the Payee of the Maker's prompt and complete performance of, or default under, any provision of this Note shall not operate nor be construed as a waiver of any subsequent breach or default and the failure by the Payee to exercise any right or remedy which it may possess hereunder and shall not operate nor be construed as a bar to the exercise of any such right or remedy upon the occurrence of any subsequent breach or default.

          8.      Representations of the Maker.   The Maker hereby represents and warrants that it has the requisite corporate power and authority to enter into this Note and this Note and the transactions contemplated hereby have been authorized by all necessary corporate action of the Maker and is a valid and binding agreement of the Maker enforceable against the Maker in accordance with its terms.

          9.      Governing Law.   This Note shall be governed by, and construed in accordance with, the laws of the State of Florida.

          10.      Amendments.   This Note may not be modified or amended, except by a written instrument executed by the Maker and the Payee.

          11.      Subordination.   This Note is subject to the terms and conditions of that certain Debt Subordination Agreement executed by Payee on the 12th day of October 2005, addressed to CapitalSource Finance LLC.

           IN WITNESS WHEREOF, the undersigned has executed this Note as of the date first written above.

TELTRONICS, INC. By: /S/ EWEN R. CAMERON —————————————— Ewen R. Cameron, President and Chief Executive Officer